Exhibit 4.1

NATIONAL COMMERCE CORPORATION,

CENTERSTATE BANK CORPORATION

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

as Trustee, Paying Agent and Registrar

SECOND SUPPLEMENTAL INDENTURE

Dated as of March 29, 2019 (to be effective as of 12:01 a.m. Eastern Time on April 1, 2019)

to

INDENTURE

Dated as of May 19, 2016

Assumption by CenterState Bank Corporation

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of March 29, 2019 (to be effective as of 12:01 a.m. Eastern Time on April 1, 2019), by and among NATIONAL COMMERCE CORPORATION, a Delaware corporation (the “Company”), CENTERSTATE BANK CORPORATION, a Florida corporation (“CenterState”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national association, as trustee (the “Trustee”), Registrar and Paying Agent.

RECITALS

WHEREAS, the Company and the Trustee have heretofore executed and delivered the Indenture, dated as of May 19, 2016 (the “Base Indenture”), providing for the establishment from time to time of series of the Company’s unsecured debt securities, which may be debentures, notes, bonds or other evidences of indebtedness (hereinafter called the “Securities”), and the issuance from time to time of Securities under the Indenture; and

WHEREAS, pursuant to Section 3.01 of the Base Indenture and the First Supplemental Indenture dated as of May 19, 2016 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), the Company issued its 6.0% Fixed-to-Floating Rate Subordinated Notes due June 1, 2026 (the “Notes”) in the aggregate principal amount of $25,000,000; and

WHEREAS, the Company and CenterState have entered into an Agreement and Plan of Merger dated as of November 23, 2018 (the “Merger Agreement”), providing for the merger of the Company with and into CenterState, with CenterState as the surviving entity and successor by merger to the Company (the “Merger”); and

WHEREAS, pursuant to Section 5.25 of the Merger Agreement, CenterState has agreed to assume all rights and obligations of the Company under and relating to the Notes, including the due and punctual payment of the principal of and any interest and premium on the Notes, according to their terms, and the due and punctual performance of all covenants and conditions relating to the Notes to be performed or observed by the Company, as of 12:01 a.m. Eastern Time on April 1, 2019, the effective time of the Merger; and

WHEREAS, Section 6.04(a) of the Indenture requires, among other things, that CenterState execute and deliver an indenture supplemental to the Indenture to assume the due and punctual payment of the principal of and any interest and premium on all the Securities (including the Notes), according to their tenor, and the due and punctual performance and observance of all other obligations to the Holders and the Trustee under the Indenture or under the Securities to be performed or observed by the Company; and

WHEREAS, the parties desire to enter into a supplemental indenture pursuant to the terms of Section 13.01(e) of the Indenture.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

ASSUMPTION

Section 1.01.      Assumption of Payment, Performance and Observance. CenterState hereby expressly assumes the due and punctual payment of the principal of and any interest and premium on all the Securities (including the Notes), according to their tenor, and the due and punctual performance and observance of all other obligations to the Holders and the Trustee under the Indenture or under the Securities to be performed or observed by the Company.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

Section 2.01.      Good Standing. CenterState represents and warrants that it is duly organized and validly existing under the laws of the State of Florida.

Section 2.02.      Power and Authority. Each of the Company and CenterState represents and warrants that it has all requisite power and authority to execute, deliver and perform its obligations hereunder, under the Indenture and under the Securities (including the Notes), and that the execution, delivery and performance by the Company and CenterState of this Second Supplemental Indenture have been duly authorized by all necessary corporate or other organizational actions.

Section 2.03.      No Event of Default. Each of the Company and CenterState represents and warrants that, immediately after giving effect to the Merger, and treating any indebtedness that becomes an obligation of CenterState (as the surviving entity) or a Subsidiary thereof as a result of the Merger as having been incurred by CenterState or such Subsidiary at the time of the Merger, no Default shall have occurred and be continuing.

Section 2.04.      Officer’s Certificate. The Company has delivered to the Trustee an Officer’s Certificate and Opinion of Counsel as required under Section 6.04(a) of the Indenture.

ARTICLE 3

SUCCESSION AND SUBSTITUTION

Section 3.01.      Successor Entity Substituted. Upon the consummation of the Merger, Section 6.04(b) of the Indenture shall have effect to the extent set forth therein, subject to such section.

ARTICLE 4

MISCELLANEOUS

Section 4.01.      Capitalized Terms. Capitalized terms used in this Second Supplemental Indenture that have not otherwise been defined herein shall have the meanings assigned thereto in the Indenture. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

Section 4.02.      Execution as Supplemental Indenture. This Second Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture, and, as provided in the Indenture, this Second Supplemental Indenture forms a part thereof.

Section 4.03.      Ratification and Incorporation as Indenture. As supplemented hereby, the Indenture is in all respects ratified and confirmed, and the Indenture and this Second Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 4.04.      Provisions for the Sole Benefit of Parties and Holders. Nothing in this Second Supplemental Indenture or in the Securities, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders of Securities, any benefit or any legal or equitable right, remedy or claim under this Second Supplemental Indenture.

Section 4.05.      Trust Indenture Act Controls. This Second Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions. If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with another provision that is required or deemed to be included in this Second Supplemental Indenture by the Trust Indenture Act, such required or deemed provision shall control.

Section 4.06.      No Personal Liability. No past, present or future trustee, manager, officer, employee, incorporator, shareholder, member or agent of the Company or CenterState, as such, shall have any liability for any obligations of the Company or CenterState under this Second Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Security waives and releases all such liability.

Section 4.07.      Trustee. The Trustee makes no representations as to the validity or adequacy of this Second Supplemental Indenture, and it shall not be responsible for any statement or recital herein.

Section 4.08.      Counterparts Originals. This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile transmission or by transmission as a PDF e-mail attachment shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original Second Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF e-mail attachment shall be deemed to be their original signatures for all purposes.

Section 4.09.      Governing Law. This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, without regard to such state’s internal conflicts of laws principles.

Section 4.10.      Construction of Terms. To the extent that any term of this Second Supplemental Indenture is inconsistent with the terms of the Indenture, the term contained in this Second Supplemental Indenture shall govern and supersede such inconsistent terms.

Section 4.11.      Severability. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.12.      Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

Section 4.13.      Notice. Any notice or communication to the Company or to CenterState by any party hereto is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested) or overnight air courier guaranteeing next day delivery, to the following address:

CenterState Bank Corporation

1101 First Street South

Winter Haven, FL 33880

Attn:       John C. Corbett

Beth DeSimone

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first written above.

NATIONAL COMMERCE CORPORATION

By:	/s/ Richard Murray, IV
Name: Richard Murray, IV
Title: Chairman and Chief Executive Officer

CENTERSTATE BANK CORPORATION

By:	/s/ John C. Corbett
Name: John C. Corbett
Title: President and Chief Executive Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee, Registrar and Paying Agent

By:	/s/ Valere Boyd
Name: Valere Boyd
Title: Vice President

[Signature Page to Second Supplemental Indenture]